Exhibit 99.1

Expedia, Inc. Announces Plan to Separate into Two Companies

TripAdvisor to Become Public Company

BELLEVUE, Wash., April 7, 2011 – Expedia, Inc. (Nasdaq: EXPE) announced today that its Board of Directors has preliminarily approved a plan to separate Expedia, Inc. into two publicly traded companies:

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TripAdvisor, which will include the domestic and international operations associated with the TripAdvisor® Media Group, which includes its flagship brand as well as 18 other travel media and advertising brands, and

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Expedia, Inc., which will continue to include the domestic and international operations of the company’s travel transaction brands including Expedia.com®, Hotels.com®, eLong™, Hotwire®, Egencia®, Expedia® Affiliate Network, CruiseShipCenters®, Venere™, Classic Vacations® and carrentals.com™.

It is anticipated that the transaction will take the form of a distribution of stock of TripAdvisor to Expedia stockholders or a reclassification of Expedia stock, with the holders of Expedia stock receiving a proportionate amount of TripAdvisor stock, in either case in a tax free transaction. It is expected that Expedia’s dual-class equity capital structure and the governance arrangements between Barry Diller and Liberty Media will be mirrored at TripAdvisor following the transaction.

The transaction is subject to a number of conditions including final approval by Expedia’s Board of Directors of transaction specifics. In addition, it is expected that Expedia will seek stockholder approval of the transaction. The proposed spin-off is expected to be completed in the third quarter of 2011.

About TripAdvisor

TripAdvisor® is the world’s largest travel site, enabling travelers to plan and have the perfect trip. TripAdvisor offers trusted advice from real travelers and a wide variety of travel choices and planning features (including Flights search, TripAdvisor Mobile and TripAdvisor Trip Friends) with seamless links to booking tools. TripAdvisor® Media Group, operated by TripAdvisor LLC, attracts more than 50 million unique monthly visitors across 18 popular travel brands. TripAdvisor-branded sites make up the largest travel community in the world, with more than 40 million unique monthly visitors, 20 million members, and over 45 million reviews and opinions. The sites operate in 29 countries worldwide, including China under daodao.com. TripAdvisor also operates TripAdvisor for Business, a dedicated division that provides the tourism industry access to TripAdvisor’s millions of monthly visitors. The division includes Business Listings, which allows hoteliers to connect directly to millions of researching travelers, and Vacation Rentals, which helps property managers and individual home owners list their properties and showcase hotel alternatives. TripAdvisor Media Group websites have been recognized as top travel resources in 2010 by Conde Nast Traveller, Good Housekeeping, TIME magazine and Travel + Leisure. TripAdvisor Media Group generated $486 million in revenue in 2010. TripAdvisor and the sites comprising the TripAdvisor Media Group are operating companies of Expedia, Inc.

About Expedia, Inc.

Expedia, Inc. is the largest online travel company in the world, with an extensive brand portfolio that includes more than 90 localized Expedia.com® and Hotels.com®-branded sites; leading U.S. discount travel site

Hotwire®; leading agency hotel company Venere.com™; Egencia®, the world’s fifth largest corporate travel management company; the world’s largest travel community TripAdvisor Media Group; destination activities provider ExpediaLocalExpert®; luxury travel specialist Classic Vacations®; and China’s second largest booking site eLong™. The company delivers consumers value in leisure and business travel, drives incremental demand and direct bookings to travel suppliers, and provides advertisers vast opportunity to reach the most valuable audience of in-market travel consumers anywhere through TripAdvisor Media Group and Expedia Media Solutions. Expedia also powers bookings for some of the world’s leading airlines and hotels, top consumer brands, high traffic websites, and thousands of active affiliates through Expedia® Affiliate Network.

Expedia and Expedia.com are either registered trademarks or trademarks of Expedia, Inc. in the U.S. and/or other countries. TripAdvisor and the TripAdvisor logo are either registered trademarks or trademarks of TripAdvisor LLC, in the U.S. and/or other countries. Other logos or product and company names mentioned herein may be the property of their respective owners. © 2011 Expedia, Inc. All rights reserved. CST: 2029030-50

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